EXHIBIT 3.1.2

ARTICLES OF AMENDMENT
TO THE CHARTER OF
PIEDMONT MINING COMPANY, INC.

The undersigned incorporators of Piedmont Mining Company, Inc. hereby execute these Articles of Amendment for the purpose of amending the charter of the corporation:

1. The name of the corporation is Piedmont Mining Company, Inc.

2. The charter of the corporation is hereby amended as follows:

In lieu of Article IV, Article IV shall read as follows:

ARTICLE IV

The corporation shall have authority to issue Fifteen Million (15,000,000) shares of stock without par value, which shall be designated common shares.

3. The foregoing amendment is made by the incorporators before the issuance of any shares.

IN WITNESS WHEREOF, we, the incorporators, have hereunto set our hands and seals, this 28th day of July, 1983.

/s/ Ray W. Bradley	(seal)
Ray W. Bradley, Jr.

/s/ Paul B. Guthery Jr.	(seal)
Paul B. Guthery, Jr.

/s/ Evelyn B. Stevens	(seal)
Evelyn B. Stevens

STATE OF NORTH CAROLINA
COUNTY OF MECKLENBURG

I, Louise F. Chalmers, a Notary Public, hereby certify that on this 28th day of July, 1983, personally appeared before me Ray W. Bradley, Jr., Paul B. Guthery, Jr., and Evelyn B. Stevens, who being by me first duly sworn, severally declared that they signed the foregoing document as incorporators, that they were authorized so to sign, and that the statements therein contained are true.

/s/ Louise F. Chalmers
Notary Public

My commission expires: August 18, 1986